Exhibit 10.17
JOS A. BANK CLOTHIERS, INC.
2010 DEFERRED COMPENSATION PLAN
Effective as of March 30, 2010

JOS A. BANK CLOTHIERS, INC.
2010 DEFERRED COMPENSATION PLAN
INTRODUCTION
Effective as of March 30, 2010, Jos. A. Bank Clothiers, Inc. (the “Company”) hereby establishes the JOS A. BANK CLOTHIERS, INC. 2010 DEFERRED COMPENSATION PLAN to provide a select group of its senior management and highly compensated employees, and non-employee directors, with the opportunity to accumulate capital by deferring compensation on a pre-tax basis, and to provide the Company with a method of rewarding and retaining top executives, managerial employees and non-employee directors by providing them with a means to defer receipt of certain shares of Stock associated with Restricted Stock Units, Performance Share awards and Other Cash and Stock Based Awards.
The terms of the Plan as set forth in this Plan document apply solely with respect to deferrals made pursuant to the terms of the Plan on and after March 30, 2010.
ARTICLE I
TITLE AND DEFINITIONS
1.1 Definitions.
Capitalized terms used in this Plan, shall have the meanings specified below.
“Account” or “Accounts” shall mean a Participant’s Account under this Plan, including any subaccounts maintained under the Plan. A Participant’s Account shall consist only of an entry on the records of the Company recording the Participant’s deferrals and unrealized gains or losses thereon, and shall be utilized solely as a device for the measurement and determination of amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.
“Affiliate” shall mean any corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).
“Base Salary” shall mean an Eligible Employee’s annual base salary, excluding commissions, incentive and all other remuneration for services rendered to the Company, but prior to reduction for any salary contributions to a plan established pursuant to Sections 125 or 132(f) of the Code or qualified pursuant to Section 401(k) of the Code.
“Beneficiary” or “Beneficiaries” shall mean the Participant’s spouse unless the Participant designates a different Beneficiary and the Participant’s spouse consents to such designation. If a Participant leaves no surviving spouse, then his or her estate shall be the Beneficiary unless the Participant had designated a different Beneficiary prior to his or her death. A Participant may, with his spouse’s consent, designate more than one Beneficiary and direct that payments be divided in specific portions among them. Each Participant may revoke or change a Beneficiary designation in all respects. The death of a designated Beneficiary prior to or simultaneously with the death of the designating Participant shall automatically revoke such designated Beneficiary’s status as a Beneficiary.

“Board of Directors” or “Board” shall mean the Board of Directors of Jos. A. Bank Clothiers, Inc.
“Business Unit” includes The Joseph A. Bank Mfg Co., Inc. and any other Affiliate of the Company which, with the consent of the Board, has adopted the Plan. Business Units shall be listed on Exhibit A to the Plan.
“Change in Control” shall have the same meaning as that accorded the term under the Equity Incentive Plan. The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Committee” shall mean the Compensation Committee of the Board (or such other committee as shall be designated by the Board).
“Company” shall mean Jos. A. Bank Clothiers, Inc., a Delaware corporation.
“Compensation” shall mean, in the case of all Eligible Employees, Base Salary, cash bonuses and incentive awards, and any other cash compensation permitted by the Committee to be deferred. In the case of Eligible Directors, Compensation shall mean Fees (as defined hereinafter). Compensation shall also include, as the context requires, other elements of compensation (e.g., Restricted Stock Units, Performance Shares and Other Stock-Based and Other Cash-Based Compensation) that may from time to time be deferred under the Plan.
“Compensation Deferrals” shall mean the compensation deferred by a Participant pursuant to Section 3.1 of this Plan.
“Dividend Equivalents” shall mean, with respect to each dividend or other distribution (if any) paid by the Company on its Stock, a number of Stock Units in an amount equal to the product of (i) the amount of such dividend or distribution paid with respect to one share of Stock, multiplied by (ii) the number of Stock Units credited to the Participant’s Stock Unit Account under the Plan as of the dividend record date, divided by the Fair Market Value of one share of Stock on the applicable payment date for the dividend or other distribution, which amount shall be credited in the form of additional Stock Units to the Participant’s Stock Unit Account on the dividend or distribution payment date.
“Effective Date” of the Plan means March 30, 2010.
“Election Period” shall mean the time period provided to elect to defer Compensation under the Plan, as provided in Section 3.1.
“Eligible Director” shall mean each non-Employee Director of the Company who is eligible to participate in the Plan, as determined in Section 2.1.
“Eligible Employee” shall mean each Employee of the Company or a participating Business Unit who is eligible to participate in the Plan, as determined in Section 2.1.
“Eligible Person” shall mean each Eligible Employee or Eligible Director of the Company or a participating Business Unit, to the extent that such individual is eligible to participate in the Plan, as determined in Section 2.1.

“Employer” shall mean the Company and its Affiliates.
“Equity Incentive Plan” shall mean the Jos. A. Bank Clothiers, Inc. 2010 Equity Incentive Plan, as amended from time to time.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Fair Market Value” shall have the same meaning as that accorded the term under the Equity Incentive Plan; provided, however, that for purposes of calculating the number of Stock Units to be credited to a Participant’s Stock Unit Account in connection with cash deferrals, the deferral of dollar denominated Restricted Stock Unit Awards or Performance Based Awards or Dividend Equivalents, Fair Market Value shall mean the greater of (a) the consolidated closing bid price per share of Stock or (b) the closing reported sales price per share of Stock, in either case for the relevant date.
“Fees” shall mean cash amounts to be earned for services as an Eligible Director, including, without limitation, retainers, Board meeting fees and Board committee chairperson and lead director fees.
“Other Cash-Based Awards” shall have the meaning accorded the term in the Equity Incentive Plan.
“Other Stock-Based Awards” shall have the meaning accorded the term in the Equity Incentive Plan.
“Participant” shall mean any Eligible Person who becomes a Participant in this Plan in accordance with Article II.
“Payment Date” or “Distribution Date” shall mean:
(i) in the case of a distribution to a Specified Employee upon a Separation from Service, the first day of the month following the Distribution Restriction Period set forth in Section 6.2;
(ii) in the case of a distribution to all other Participants upon their Separation from Service, the date on which such Participant experiences the Separation from Service;
(iii) in the case of an Eligible Employee who elects a Scheduled Withdrawal Date with respect to a portion or all of his or her Account, the Scheduled Withdrawal Date selected by such Eligible Employee with respect to such portion or all of his or her Account in accordance with Section 3.3; or
(iv) if a Change in Control occurs prior to the Payment Date that would otherwise apply with respect to a Participant, the Participant’s Payment Date shall be the date on which the Change in Control occurs, as determined by the Committee.
“Payment Valuation Date” shall mean the Fair Market Value of the Stock Unit Account determined on the last trading day immediately prior to the Payment Date, except that in the case of a Change in Control, the Payment Valuation Date shall mean the Fair Market Value of the Stock Unit Account on the trading day immediately prior to the date that the Change in Control occurs.

“Performance Based Compensation” shall mean “performance-based compensation” as defined in Treasury Regulation Section 1.409A-1(e).
“Performance Share Award” or “Performance Share” shall mean an incentive award (including an Other-Stock Based or Other Cash-Based Award as defined under the Equity Incentive Plan, but excluding an award of unvested Stock or unvested Restricted Stock), which is intended to be Performance Based Compensation as defined in Treasury Regulation Section 1.409A-1(e), which, if deferred under this Plan, is credited in Stock Units when such Performance Share is vested at the end of the performance period, and which is settled in shares of Company Stock drawn from the Equity Incentive Plan or any other stock plan of the Company that allows for awards to be deferred.
“Plan” shall mean Jos. A. Bank Clothiers, Inc. 2010 Deferred Compensation Plan.
“Plan Year” shall mean January 1 to December 31 of each year.
“Recordkeeper” shall mean the recordkeeper designated from time to time by the General Counsel, Chief Executive Officer or Chief Financial Officer of the Company, as the case may be, or, alternatively, by the Committee.
“Restricted Stock Units” mean restricted stock units granted under the terms of the Equity Incentive Plan or any other stock plan of the Company, the shares with respect to which may be subject to forfeiture based on non-compliance with certain enumerated criteria including, if applicable, performance based criteria.
“Separation from Service” shall mean a Separation from Service within the meaning of Code Section 409A and related regulations. The Committee will determine, in accordance with Code Section 409A, whether a Separation from Service has occurred.
(i) An Employee incurs a Separation from Service upon termination of employment with the Employer. Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipate that the level of services to be performed by the Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.
(ii) An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of the six-month anniversary of the commencement of the leave or the expiration of the Employee’s right, if any, to reemployment under statute or contract.
(iii) For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined above, except that for purposes of determining whether another organization is an Affiliate of the Company, common ownership of at least 50% shall be determinative.
(iv) A Director incurs a Separation from Service upon termination of service as a Director of the Company and its Affiliates.
(v) The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code Section 409A.

“Specified Employee” means a Specified Employee as defined for purposes of Code Section 409A and related regulations. Specified Employee means an Employee who, as of the date of his or her Separation from Service, is a “key employee” of the Company or any Affiliate, any stock of which is actively traded on an established securities market or otherwise. An Employee is a key employee if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date. Such Employee shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date. In the event of corporate transactions described in Treasury Regulation Section 1.409A-1(i)(6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Committee elects to utilize the available alternative methodology through designations made within the timeframes specified therein. For purposes of this definition, Specified Employee Effective Date means the first day of the third month following the Specified Employee Identification Date (i.e., March 1), or such earlier date as is selected by the Committee; and Specified Employee Identification Date means December 31, unless the Committee has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company.
“Stock” shall mean common stock of Jos. A. Bank Clothiers, Inc.
“Stock Fund” shall mean the deemed investment fund established to record (i) Participants’ deemed investments of Compensation in Stock Units, (ii) Participants’ deferrals of Restricted Stock Units, (iii) Stock Units credited to Participants’ Accounts upon the vesting of deferred Performance Shares, and (iv) Dividend Equivalents deemed reinvested in Stock Units. The Company has reserved 2,000,000 shares of authorized but unissued shares of Common Stock (which includes 1,000,000 shares reserved for issuance pursuant to awards under the Equity Incentive Plan) for the purposes of settling all deemed investments in Common Stock under this Plan.
“Stock Unit” shall mean a unit of value, equivalent to the value of a share of Stock, established by the Committee as a means of measuring value of the Stock-related portion of an Account under the Plan.
“Stock Unit Account” shall mean the bookkeeping account maintained by the Recordkeeper on behalf of each Participant who is credited with Stock Units and, as applicable, Dividend Equivalents, resulting from Compensation Deferrals, deferred Restricted Stock Units and deferred Performance Shares. In the event that the number of shares of Common Stock of the Company shall be increased or decreased by reason of a stock split, stock dividend, recapitalization, reclassification or other similar change in the Company’s capital structure, the number of Stock Units credited to a Participant’s Stock Account shall be adjusted accordingly.

ARTICLE II
PARTICIPATION
2.1 Determination of Eligible Persons.
All executive officers and non-employee Directors of the Company and its Business Units, and such other management or highly compensated employees who are at the level of Divisional Vice President or above, who have been selected by the Board or the Committee, shall be eligible to participate in this Plan.
2.2 Enrollment; Duration of Participation.
An Eligible Person shall become a Participant in the Plan by filing a Deferral Election in accordance with Section 3.1 during the Election Period specified therein, and in accordance with such procedures as may be established from time to time by the Committee. An individual who, at any time, ceases to be an Eligible Person as determined in the discretion of the Committee shall not be permitted to enter into future Deferral Elections; expressly provided, however, that nothing herein shall prohibit the Company from giving effect to any previously filed Deferral Election that was timely made. An individual shall remain a Participant in the Plan with respect to amounts already deferred that have not yet been distributed or forfeited and with respect to Deferral Elections that became irrevocable prior to the date of cessation of eligibility.
2.3 Transfers to Non-Participating Related Companies.
An Eligible Employee who becomes employed by an Affiliate which is not a participating Business Unit, shall no longer be eligible to make any future deferral elections under the Plan. However, such individual shall remain a Participant in the Plan with respect to amounts already deferred that have not yet been distributed or forfeited and with respect to Deferral Elections that became irrevocable prior to the date of transfer.
2.4 Amendment of Eligibility Criteria.
The Committee may change the criteria for eligibility on a prospective basis.
ARTICLE III
DEFERRAL ELECTIONS
3.1 Elections to Defer Compensation.
(a) Election to Defer; General Rule. Subject to the provisions of Article II and this Article III, each Eligible Person may elect to defer Compensation (including Performance Based Compensation) and Restricted Stock Units earned for services to be rendered in the calendar year commencing after the Election Period ends, by filing a written election with the Recordkeeper (a “Deferral Election”) either via the internet or mail on a form provided by the Recordkeeper, by no later than December 31st of the year preceding the year in which the services are to be performed and the Compensation earned, or by such earlier date as may be determined by the Committee in its sole discretion. Section 3.1(b), (c), (d) and (e) below provide limited exceptions to this general timing rule for the filing of Deferral Elections. Deferral Elections become irrevocable as of the last day of the Election Period and remain irrevocable with respect to the amounts deferred, except as otherwise expressly provided in the Plan. Except as otherwise permitted by the Committee or as otherwise expressly provided in a deferral election, elections to defer shall not carry over from year to year and new elections must be timely filed each year in order to effectively defer Compensation earned for services rendered in the subsequent Plan Year.

(b) First Year of Eligibility. Notwithstanding (a) above, an Eligible Person shall have a 30 day Election Period beginning as of the date the Eligible Person becomes eligible to participate in the Plan in which to file an initial Deferral Election, provided, however, that the 30 day Election Period shall not be available to the extent that the Eligible Person has been eligible to participate in any nonqualified deferred compensation plan maintained by the Company that would be considered to be aggregated with this Plan pursuant to the Plan aggregation rules, including, without limitation, the Jos. A. Bank Non-Qualified Plan. Any such Deferral Election shall only be effective with respect to Compensation earned for services to be rendered after the Deferral Election is made. The amount of annual bonus or incentive Compensation that is subject to a first year Deferral Election must be pro-rated, with such pro-ration being based on the days remaining in the calendar year from the date of the election, divided by 365.
(c) Deferral of Restricted Stock Units or Other Forfeitable Rights. The initial Election Period, with respect to the deferral by an Eligible Person of the receipt of some portion or all of the shares of Stock subject to a Restricted Stock Unit Award or deferral of other forfeitable rights (that requires the service provider to continue to provide services for a period of at least 12 months from the date of grant), shall be a date that ends no later than the thirtieth day following the date of the grant, expressly provided that the Deferral Election is made at least 12 months in advance of the earliest vesting date applicable to such award (i.e., if the Deferral Election is made on the thirtieth day, the first vesting period must be at least 13 months long). Notwithstanding anything to the contrary, an Award of Restricted Stock (as opposed to Restricted Stock Units) may not be deferred. All deferrals of Restricted Stock Units shall be credited as, and invested in, Stock Units without voting rights or other property rights, other than the right to Dividend Equivalents. If, and to the extent that the grant, and/or vesting, of an Award of Restricted Stock Units is conditioned upon satisfaction of “Performance Goals” as set forth in the Equity Incentive Plan (or any other stock plan of the Company that allows for awards to be deferred pursuant to the terms of this Plan), then the Performance Based Restricted Unit Award may be deferred in accordance with Section 3.1(d).
(d) Deferral of Performance Based Compensation. The initial Election Period with respect to the deferral by an Eligible Person of some portion or all of Performance Based Compensation shall be any period designated by the Committee, which ends no later than 6 months prior to the end of the performance period related to such Performance Based Compensation (the “6 month deferral rule”), provided that in no event may an election to defer Performance Based Awards be made (i) if the performance period is not at least 12 consecutive months in duration, or (ii) after such compensation has become both readily ascertainable and substantially certain to be paid. In order to defer under this 6 month deferral rule, the Eligible Person must have provided services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date that the Deferral Election is filed. Deferrals of Performance Based Compensation shall be credited as, and invested in, Stock Units, without voting rights or other property rights, other than the right to Dividend Equivalents.
(e) Deferral of Fiscal Year Compensation. To the extent permitted by the Committee, the initial Election Period with respect to deferral by an Eligible Person of some portion or all of Fiscal Year Compensation may, notwithstanding Section 3.1(a) be made no later than the close of the Company’s taxable year of the year immediately preceding the taxable year of the Company in which services are performed for which such compensation is to be paid. The term “Fiscal Year Compensation” means Compensation relating to a period of service co-extensive with one or more consecutive taxable years of the Company, but would not include a bonus (or other Compensation) earned over a calendar year.

(f) Maximum Amount of Deferral. Unless a different percentage or amount is specified in writing by the Committee and subject to the provisions of this Section 3.1 with respect to each Plan Year, an Eligible Employee may defer, in whole percentages, up to 15% of Annual Base Salary; up to 25% of cash bonuses and incentive awards, and his entire (i.e., 100%) Restricted Stock Unit Award and his entire (100%) Performance Share Award (if any). An Eligible Director may defer either 0% or 100% of each of the following: Restricted Stock Unit Awards or other incentive compensation, annual retainer Fees, committee chairman Fees, lead director Fees and committee meeting Fees.
Notwithstanding the foregoing, the total amount deferred shall be limited, as necessary, to satisfy any applicable income tax and Social Security Tax (including Medicare) withholding obligations, and employee benefit plan withholding requirements. The minimum contribution that must be made in any Plan Year by an Eligible Employee shall not be less than $5,000, which may be satisfied from any deferral source (e.g., Base Salary, annual incentive, etc.)
3.2 Deemed Investments In Stock Fund.
(a) All Compensation (including Fees), Restricted Stock Units, and Performance Based Awards deferred under this Plan shall be considered deferred under the terms of this Plan on the date on which such amounts would otherwise have been earned absent the election to defer and shall be deemed invested in the Stock Fund.
As of the date that a deferred Restricted Stock Unit vests, a Participant’s Stock Unit Account shall be credited with the number of Stock Units equivalent to the number of shares underlying the deferred Restricted Stock Unit award that have vested. As of the date that Performance Based Shares would be payable to the Participant in the absence of a Deferral Election made pursuant to Section 3.1, the Participant’s Stock Unit Account shall be credited with a number of Stock Units equivalent to the number of Shares that would be payable to the Participant in settlement of the Performance Share Award absent such Deferral Election. Each such date shall be referred to as the “Deferral Date”.
(b) In the case of the deferral of cash Compensation and Fees, or dollar denominated Restricted Stock Unit Awards or Performance Based Awards being converted into Stock Units, the number of whole and fractional Stock Units, computed to three decimal places, to be credited to the Stock Unit Account of a Participant on each Deferral Date shall be equal to the amount of cash Compensation, Fees or dollar denominated Restricted Stock Unit Awards or Performance Based Awards then deferred and elected to be invested in the Stock Fund on behalf of a Participant, divided by the Fair Market Value on the Deferral Date.
(c) Unless otherwise determined by the Committee with respect any deferred Award or other deferred Compensation, on each dividend payment date with respect to Stock, the Stock Unit Account of a Participant shall be credited with Dividend Equivalents, i.e., an additional number of whole and fractional Stock Units computed to three (3) decimal places, equal to the product of the dividend per share then payable, multiplied by the number of Stock Units then credited to such Account, divided by Fair Market Value on the dividend payment date.
(d) The value of Participants’ Accounts shall be reported on a periodic basis to Participants.

3.3 Elections as to Timing of Payment by Eligible Employees; Form of Distribution.
(a) All amounts deferred shall be paid in a lump sum. At the same time that the Eligible Employee makes the Deferral Elections described in Section 3.1, the Eligible Employee (but not including Eligible Directors) shall elect, on a form provided by the Recordkeeper, to receive his or her Compensation Deferrals, Restricted Stock Unit Deferrals, and Performance Share Deferrals, if any, with respect to such Plan Year either:
(i) upon his or her Separation from Service; or
(ii) at a fixed future date of 5 years or 10 years (as elected by the Eligible Employee) following the end of the Plan Year in which the Deferral Election becomes irrevocable (a “Scheduled Withdrawal Date”).
(b) Separate Elections with respect to each Deferral. The Eligible Employee may, but is not required to, elect to subject each Plan Year’s Deferrals and earnings thereon to a separate distribution timing schedule.
(c) Subsequent Elections as to the Time of Payment. An Eligible Employee may change an election as to the timing of payment of amounts in the Employee’s Account by filing a subsequent written distribution election, provided however that with respect to such amounts:
(i) such subsequent election does not take effect until at least 12 months after the date on which the subsequent election is made;
(ii) in the case of an election relating to a payment other than on account of death, the first payment with respect to which such election is made is deferred for a period of not fewer than five (5) years from the date that payment would otherwise have been made or commenced; and
(iii) with respect to any election relating to a distribution to be made (or to commence) as of a specified time or fixed schedule, the subsequent election is made not fewer than 12 months prior to the date of the first scheduled payment.
No change of election shall permit the acceleration or delay of the time or schedule of any payment under the Plan, except as may be provided by regulation or other guidance issued pursuant to Code Section 409A(a)(3) (including, without limitation, Treasury Regulation Section 1.409A-3(j)(4)).
(d) Default. To the extent that an Eligible Employee does not file an election as to time of payment with respect to Compensation Deferrals, Deferrals of Restricted Stock Units, and Deferrals of Performance Shares, and except in the event of a Change in Control, the deemed distribution election automatically shall be a lump sum upon the Eligible Employee’s Separation from Service, subject to the requirement for a six month delay in the case of distributions to Specified Employees in accordance with Section 6.2 and subject to the Change in Control distribution provision in Section 6.3.
(e) Timing of Distribution to Eligible Directors. The Account balances of Eligible Directors shall be distributed in a lump sum upon the Director’s Separation from Service, subject to the Change in Control distribution provision in Section 6.3.

ARTICLE IV
PARTICIPANT ACCOUNTS
4.1 Maintenance of Accounts.
(a) The Company shall maintain an Account for each Participant. Such Account shall be maintained with enough specificity to enable the Company to determine the amounts credited at any particular point in time to the Participant’s Stock Unit Account. The Recordkeeper shall also maintain records of Deferral Elections relating to Restricted Stock Units and Performance Share Awards that have not yet vested.
(b) The number of Restricted Stock Units to be credited to the Participant’s Stock Unit Account shall be equivalent in value to the number of shares of Restricted Stock Units when vesting restrictions (and any other applicable conditions) have been satisfied. Unless otherwise determined by the Committee with respect any deferred Award of Restricted Stock Units, the Recordkeeper shall credit Dividend Equivalents on such deferred Restricted Stock Units from the time that such deferral election is made with respect to such Restricted Stock Units, provided, however, that in no event shall these Dividend Equivalents duplicate those, if any, being credited on a Restricted Stock Unit Award prior to its deferral under the Plan.
(c) The number of Stock Units to be credited with respect to a deferred Performance Based Award shall be equivalent in value to the number of shares of Stock that would have been payable to the Participant in settlement of such Award absent his deferral election. Unless otherwise determined by the Committee, with respect to Stock Units credited to a Participant’s account in respect of Performance Shares that vest, such Stock Units shall be credited with Dividend Equivalents from, and after, the date such Performance Shares are deferred.
(d) Until such time as such Stock Unit Accounts is actually paid in Stock to the Participant (with cash for fractional shares), the Participant shall have no voting rights associated with such Account.
4.2 Hypothetical Investment in Stock Units.
(a) The deemed investment in Stock Units is a hypothetical investment used for purposes of measuring the Participant’s Account value and deemed investment return. Neither the Company nor the Committee shall have any obligation to actually make any hypothetical investment. The Committee may, from time to time, designate different or additional deemed investments under the Plan.

ARTICLE V
VESTING
A Participant shall be 100% vested in his or her Account under the terms of this Plan.
ARTICLE VI
DISTRIBUTIONS
6.1 General Provision.
Subject to the provisions of Section 6.2 (i.e., the 6 month delay in distributions for Specified Employees) and Section 6.3 (i.e., distribution upon a Change in Control), all distributions of Accounts (together with net earnings or losses) shall be paid by the Recordkeeper on the earliest to occur of the Participant’s Separation from Service, Scheduled Withdrawal Date (only in the case of Eligible Employees, but not Eligible Directors), death, or Change in Control. Payment shall be made in a lump sum on the Payment Date or within 90 days thereafter (within 10 days in the case of a Change in Control), based on the Payment Valuation Date. In the event that such payment period straddles two tax years, in no event shall the Participant be able to designate the taxable year of the payment.
Should a Separation from Service, death, or Change in Control occur prior to a Scheduled Withdrawal Date, with respect to an Eligible Employee who has a Scheduled Withdrawal election in effect, any portion of the Eligible Employee’s Account that is subject to a Scheduled Withdrawal election shall not be paid in accordance therewith, but shall be paid upon the first to occur of the Separation from Service, death or Change in Control in accordance with the distribution periods specified in the paragraph above.
6.2 Delay in Distribution for Specified Employees.
Notwithstanding the foregoing, at any time the Company is publicly traded on an established securities market (as defined for purposes of Code Section 409A) and a distribution is to be made to a Specified Employee (as defined for purposes of Code Section 409A(a)(2)(B)(i)) on account of a Separation from Service, no distribution shall be made to the Specified Employee before the date which is six months after the date of the Specified Employee’s Separation from Service or, if earlier, the date of death of the Specified Employee (the “Distribution Restriction Period”), and the Specified Employee’s Payment Date shall be the first day of the first month after the end of the Distribution Restriction Period.
6.3 Change in Control.
Notwithstanding anything in the foregoing to the contrary, and regardless of any payment timing election otherwise in effect, in the event of a Change in Control, all of the Stock Units credited to a Participant’s Account, including Dividend Equivalents, shall be converted into a cash equivalent amount upon the Change in Control, and all amounts credited to a Participant’s Account, shall be paid to the Participant in a lump sum within ten (10) days after the Change in Control.
6.4 Manner of Payment—Cash vs. Stock.
Except to the extent otherwise provided by the Plan, distributions of Account balances shall be made in shares of Company Stock, except that fractional shares shall be paid in cash. Notwithstanding the foregoing, to the extent that the Committee determines that some portion or all of such Account is to be paid in cash due to limitations contained in the Equity Incentive Plan, under applicable law, or otherwise, then such portion or all of such Account shall be paid in cash.

6.5 Death of a Participant.
In the case of the death of a Participant while in the service of the Company or an Affiliate, the Participant’s entire vested Account balance shall be distributed by the Recordkeeper to the Participant’s Beneficiary in a lump sum within ninety (90) days after the death occurs; and in no event shall the Beneficiary be able to designate the taxable year of the payment.
6.6 Delayed Distribution Attributable to Code Section 162(m).
Notwithstanding the foregoing, to the extent the Company reasonably anticipates that if a payment were made at the time provided for in this Section, the Company’s deduction with respect to such payment would not be permitted due to the application of Code Section 162(m), it may delay the payment until the Participant’s first taxable year in which the Company reasonably anticipates (or should reasonably anticipate) that if the payment is made during the year, the deduction of such payment will not be barred by the application of Code Section 162(m). This Section shall be administered in accordance with Treasury Regulation Section 1.409A-2(b)(7)-(i).
6.7 Hardship Distribution.
(a) In the event of an Unforeseeable Emergency, a Participant shall be permitted to elect a Hardship Distribution from his or her Account prior to the Payment Date, subject to the following restrictions:
(1) The election to take a Hardship Distribution shall be made by filing a form provided by and filed with Committee or its delegate prior to the end of any calendar month.
(2) The Committee, or its delegatee, shall have made a determination, in its sole discretion, that the requested distribution constitutes an Unforeseeable Emergency as hereinafter defined.
(3) Notwithstanding anything to the contrary, no Hardship Distribution may be made to the extent that such Hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under this Plan.
(b) The amount determined to qualify for a Hardship Distribution shall be paid in a cash lump sum as soon as practicable after the Hardship Distribution election is made and approved by the Committee. To the extent that sub-accounts are held within the Participant’s Account, the amount paid shall be debited pro rata from such subaccounts.
(c) “Unforeseeable Emergency” means a severe financial hardship as defined in Treasury Regulation Section 1.409A-3(i)(3). Generally, this means a severe financial hardship of the Participant resulting from a sudden and unexpected illness or accident of the Participant or of his or her spouse, beneficiary or dependent, loss of a Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
(d) This Section is intended to and shall be interpreted to be consistent with Treasury Regulations Section 409A-3(i)(3).

6.8 Inability to Locate Participant.
In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the required Payment Date, the amount allocated to the Participant’s Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without additional interest or earnings.
ARTICLE VII
ADMINISTRATION
7.1 Committee Action.
The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee. In the event of any conflict between the Plan and the Committee’s charter, the Plan shall govern.
7.2 Powers and Duties of the Committee.
The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not limited to, the following:
(i) To construe and interpret the terms and provisions of this Plan;
(ii) To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;
(iii) To add, eliminate or change deemed investment funds;
(iv) To maintain all records that may be necessary for the administration of the Plan, and to approve all administrative forms and procedures to be used in the establishment and maintenance of Accounts and Subaccounts;
(v) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;
(vi) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;
(vii) To appoint a Recordkeeper or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and
(viii) To take all actions necessary for the administration of the Plan.

The Committee shall be the named fiduciary and plan administrator of the Plan for purposes of ERISA.
7.3 Construction and Interpretation.
The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.
This Plan is intended to comply in form and operation with Internal Revenue Code Section 409A and guidance issued thereunder, and all provisions hereunder shall be construed in a manner that complies with that Section (or, if applicable, that allows an Award to be exempt from Section 409A). Notwithstanding the foregoing, the Company makes no representation that the benefits provided under the Plan will comply with Code Section 409A or guidance issued thereunder.
7.4 Information.
To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Committee may require.
7.5 Compensation, Expenses and Indemnity.
(a) The members of the Committee shall serve without additional compensation for their services hereunder.
(b) The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.
(c) To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident of the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.
7.6 Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).
(a) In General. Notice of a denial of benefits will be provided within ninety (90) days of the Committee’s receipt of the Claimant’s claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial ninety (90) day period. The extension will not be more than ninety (90) days from the end of the initial ninety (90) day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b) Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall (i) cite the pertinent provisions of the Plan document and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.
7.7 Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”). A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.
(a) In General. Appeal of a denied benefits claim must be filed in writing with the Appeals Committee no later than sixty (60) days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within sixty (60) days following receipt of the appeal (or within one hundred and twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.
(b) Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The decision on review shall set forth (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.
(c) Discretion of Appeals Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

ARTICLE VIII
MISCELLANEOUS
8.1 Unsecured General Creditor.
Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company, including in any Compensation Deferrals made under this Plan. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to distribute Stock or cash in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title 1 of ERISA. Notwithstanding the foregoing, the Company may enter into one or more rabbi trusts, in accordance with the provisions of Revenue Procedure 92-64, to assist it and its Business Units in providing benefits under this Plan.
8.2 Restriction Against Assignment.
The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.
8.3 Withholding.
There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes that are required to be withheld by the Company under applicable federal, state and local laws. The Company shall reduce any payment (or compensation) by the amount, in cash or Stock Units, sufficient to provide the amount of said tax withholdings. In no event shall the Company or any agent thereof be liable for any taxes or penalties owed by or due from the Participant, including those resulting from a failure to comply with Code Section 409A.
8.4 Amendment, Modification, Suspension or Termination.
The Committee, with the approval of the Board, may amend, modify or suspend this Plan in whole or in part, except to the extent that such power has been expressly reserved otherwise under the terms of this portion of the Plan. No amendment, modification or suspension shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts. The Committee, with the approval of the Board, may also terminate this Plan and pay Participants (and beneficiaries) their Account balances in a single lump sum at any time, but only to the extent permitted under, and in accordance with, Treas. Reg. Section 1.409A-3(j)(4)(ix).

8.5 Governing Law.
This Plan shall be construed, governed and administered in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof, except to the extent preempted by federal law.
8.6 Receipt or Release.
Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary as a condition precedent to such payment to execute a receipt and release to such effect; provided that a failure of the Participant to execute such release within 60 days after it is furnished shall result in a forfeiture of the amounts otherwise payable hereunder.
8.7 Payments on Behalf of Persons Under Incapacity.
In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.
8.8 Limitation of Rights and Employment Relationship.
Neither the establishment of the Plan nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving any Participant, or Beneficiary or other person any legal or equitable right against the Company except as provided in the Plan; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan.
8.9 Adjustments; Assumptions of Obligations.
In the event of a reorganization, recapitalization, stock split, stock or extraordinary cash dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make the appropriate adjustments in (i) the number of Stock Units credited to Participants’ Accounts, (ii) the number (or type) of shares of Stock reserved for issuance hereunder, (iii) the number (or type) of shares subject to any deferred Restricted Stock Units and deferred Performance Shares, and (iv) any Share limitations imposed under the Plan, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or any Stock Units credited hereunder. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing entity, all Stock Units, deferred Restricted Stock Units, and deferred Performance Shares hereunder not assumed by the surviving or continuing entity or converted into obligations of the other corporation on identical terms, shall be cashed out in accordance with the provisions of Section 6.3.

8.10 Headings.
Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
Adopted this 30th day of March, 2010.

JOS. A. BANK CLOTHIERS, INC.
By:
Name:
Title:

EXHIBIT A
PARTICIPATING BUSINESS UNITS
As of March 30, 2010

Company Name	Date of Participation

Jos. A. Bank Clothiers, Inc.	March 30, 2010

The Joseph A. Bank Mfg. Co., Inc.